                                                                   Exhibit h(2)

                  Amendment to Administrative Services Plan

                      CitiFunds Multi-State Tax Free Trust

                                   May 5, 2000

      Pursuant to Section 9 of the Amended and Restated Administrative Services Plan (the "Plan") of CitiFunds Multi-State Tax Free Trust (formerly, Landmark Multi-State Tax Free Funds) (the "Trust"), dated as of September 26, 1985 and amended and restated as of April 15, 1993, as amended, the Plan is hereby further amended by adding the following new section to the end thereof:

            "16. It is understood and agreed that the shares of each Fund may be divided into classes, and, for each Fund whose shares are so divided into classes, notwithstanding any other provision of this Plan:

            (i) the Trust shall pay the Transfer Agent and each Shareholder Servicing Agent, from the assets represented by each class of shares of such Fund, such compensation as may from time to time be agreed by the Trust and the Transfer Agent or such Shareholder Servicing Agent, as the case may be, and such compensation may differ from class to class of such Fund;

            (ii) the aggregate fee limitation in Section 5 of this Plan shall be calculated separately for each class of shares of such Fund, and for all classes of shares other than Class N shares, the aggregate fee limitation shall be calculated without regard to any fees payable under the distribution or service plan of the Trust for such shares;

            (iii) this Plan may be amended to increase materially the amount to be expended from the assets of such Fund represented by a particular class of shares, or terminated as to a particular class of shares, only by vote of a "majority of the outstanding voting securities" of such class of such Fund, or, in the case of termination, by vote of a majority of the Qualified Trustees; and

            (iv) the shares of any class of a Fund that includes the name "Cititrade" in its designation shall not be subject to this Plan."

      This Amendment was approved by a majority of the Trustees of the Trust and the Qualified Trustees of the Trust (as defined in the Plan) at a meeting held on May 5, 2000.